                                                                      EXHIBIT 99


FOR IMMEDIATE RELEASE                                      FOR MORE INFORMATION:
APRIL 16, 2003                                                        Tim Taylor
                                                         Chief Financial Officer
                                                                  (773) 832-3470
                                                   E-mail: ttaylor@corusbank.com


                            CORUS BANKSHARES REPORTS
                             FIRST QUARTER EARNINGS

Chicago, Illinois - Corus Bankshares Inc. (NASDAQ: CORS). Corus reports 2003 first quarter earnings of $12.5 million, or $0.88 per diluted share, compared to $10.5 million, or $0.73 per diluted share, in the first quarter of 2002.

Robert J. Glickman, President and Chief Executive Officer said: "While I am very pleased with our first quarter earnings, I am also quite optimistic about future earnings as well. As most of you know, the growth engine for Corus is commercial real estate loans and I am happy to share with you that the commercial real estate loan origination momentum experienced in 2002 is continuing into 2003. For the first quarter of 2003, we originated $352 million in commercial real estate loans, one of our best quarters ever. Furthermore, with a "loan pipeline" of $1.5 billion, 2003 originations could meet the record 2002 production.

This momentum is a direct result of our efforts to execute against the strategic plan we previously shared with you, which was to exit the non-commercial lending business and focus our efforts on commercial real estate lending. As you can see from the details in this report, commercial real estate loans outstanding grew by $250 million since one year ago. Furthermore, as our investment in commercial real estate loans increases, we continue to see improvement in our net interest income, which of course impacts the bottom line.

While we continue to make new loans, it's important to realize that the economy has not yet recovered from the recession and certain industries continue to struggle. One industry hit particularly hard has been the hotel industry, an industry where we have a significant investment. Nevertheless, we continue to seek out new loans to the hotel industry and believe that we will be able to make additional hotel loans this year that will achieve our safety and profitability goals.

Finally, I would like to stress that overall credit quality remains outstanding as we complete our 13th consecutive quarter of zero commercial real estate charge-offs."

Corus Bankshares, Inc. is a one-bank holding company headquartered in Chicago, Illinois. Corus Bank, N.A. has eleven branches in the Chicago metropolitan area. In addition to various deposit products, Corus specializes in commercial real estate loans and servicing the check cashing industry.

   This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by, among other things, the use of forward-looking terms such as "may," "intends," "expects," "anticipates," "estimates," "projects," "targets," "forecasts," "seeks," or "attempts" or the negative of such terms or other variations on such terms or comparable terminology. By their nature, these statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Important factors that might cause Corus' actual results to differ materially include, but are not limited to, the following:

          o the general state of the economy and, together with all aspects of Corus' business that are affected by changes in the economy, the impact that low rates have on Corus' net interest margin;

          o Corus' ability to increase the commercial real estate loan portfolio and in particular, loans to the hotel industry;

          o Corus' ability to access cost-effective funding to fund marginal loan growth;

          o changes in management's estimate of the adequacy of the allowance for loan losses;

          o    changes in the overall mix of Corus' loan and deposit products;

          o the impact of competitors' pricing initiatives on loan and deposit products; and

Corus undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this release. Additional information that could affect the Company's financial results is included in the Company's 2002 Annual Report, Forms 10-K, 10-Q and 8-K on file with the Securities and Exchange Commission.


                                      # # #

SUMMARY FINANCIAL DATA (Unaudited)

(Dollars in thousands, except per share data)                                      2003               2002               2001
                                                                               -------------      -------------      -------------
For the Three Months Ended March 31:
    Net income                                                                 $      12,467      $      10,468      $      14,222
    Basic earnings per share                                                            0.88               0.74               1.01
    Diluted earnings per share                                                          0.88               0.73               0.99
    Average earning assets                                                         2,536,625          2,559,366          2,483,727
    Net interest income (fully taxable equivalent)                                    27,276             23,139             30,299
    Noninterest income (without securities gains/losses)                               3,722              3,656              4,138
    Net operating revenue (1)                                                         30,998             26,795             34,437
    Cash dividends declared per common share                                           0.160              0.155              0.150
    Net interest margin (fully taxable equivalent)                                      4.30%              3.62%              4.88%
    Return on equity (ROE)                                                              10.3%               9.2%              13.9%
    Return on assets (ROA)                                                               1.9%               1.6%               2.2%
    Efficiency ratio                                                                    37.6%              45.7%              37.5%

ASSET QUALITY AT MARCH 31:
    Nonperforming loans (NPLs)                                                 $      15,844      $       4,106      $       5,016
    Other real estate owned                                                              228              1,348              1,203
    Total nonperforming assets                                                        16,072              5,454              6,219
    NPLs / Total loans                                                                  0.88%              0.26%              0.30%
    Allowance for loan losses                                                         35,517             40,244             41,219
    Allowance for loan losses / NPLs                                                   224.2%             980.1%             821.8%
    Allowance for loan losses / Total loans                                              2.0%               2.5%               2.4%

CAPITAL RATIOS AT MARCH 31:
    Leverage (Tier 1 capital to adjusted quarterly average assets)                     17.45%             15.94%             14.18%
    Tier 1 risk-based capital (Tier 1 capital to risk-adjusted assets)                 16.59%             18.02%             16.22%
    Total risk-based capital (Tier 1+Tier 2 capital to risk-adjusted assets)           18.53%             20.68%             18.69%
    Common equity to total assets                                                      18.62%             17.47%             15.74%

COMMON STOCK DATA AT MARCH 31:
    Market price per common share                                              $       39.91      $       47.53      $       51.00
    Common shareholders' equity per share                                              34.53              32.75              29.19
    Shares outstanding at end of period                                               14,029             14,160             14,143

(1) Fully taxable equivalent net interest income plus noninterest income, excluding securities gains/losses.

CONDENSED CONSOLIDATED BALANCE SHEETS                     (Unaudited)                   (Unaudited)
                                                           MARCH 31      December 31     March 31
(Dollars in thousands)                                       2003           2002           2002
                                                          -----------    -----------    ----------
ASSETS
Cash and due from banks -- noninterest-bearing            $   68,032     $   61,560     $   99,679
Federal funds sold                                           333,870        370,100        458,850
Securities:
      Available-for-sale, at fair value
          Common stocks, Bank Holding Company                134,886        147,845        173,126
          Other securities                                   239,350        272,799        308,444
      Held-to-maturity, at amortized cost                      6,659          6,687          6,973
                                                          ----------     ----------     ----------
          Total Securities                                   380,895        427,331        488,543
Loans, net of unearned discount                            1,794,481      1,741,969      1,592,768
      Less: Allowance for loan losses                         35,517         36,629         40,244
                                                          ----------     ----------     ----------
          Net Loans                                        1,758,964      1,705,340      1,552,524
Premises and equipment, net                                   27,902         28,320         28,913
Accrued interest receivable and other assets                  27,142         19,876         21,058
Goodwill, net of accumulated amortization                      4,523          4,523          4,523
                                                          ----------     ----------     ----------
TOTAL ASSETS                                              $2,601,328     $2,617,050     $2,654,090
                                                          ==========     ==========     ==========


LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
      Noninterest-bearing                                 $  218,989     $  216,551     $  217,886
      Interest-bearing                                     1,822,686      1,843,222      1,880,744
                                                          ----------     ----------     ----------
          Total Deposits                                   2,041,675      2,059,773      2,098,630
Other borrowings                                              43,477         48,110         51,025
Accrued interest payable and other liabilities                31,681         27,126         40,641
                                                          ----------     ----------     ----------
TOTAL LIABILITIES                                          2,116,833      2,135,009      2,190,296

SHAREHOLDERS' EQUITY
Common stock, surplus and retained earnings                  454,436        448,562        416,994
Net unrealized gains on available-for-sale securities         30,059         33,479         46,800
                                                          ----------     ----------     ----------
TOTAL SHAREHOLDERS' EQUITY                                   484,495        482,041        463,794
                                                          ----------     ----------     ----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                $2,601,328     $2,617,050     $2,654,090
                                                          ==========     ==========     ==========

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

                                                    THREE MONTHS ENDED
                                                         MARCH 31
                                                  ----------------------
(Dollars in thousands, except per share data)       2003          2002
                                                  --------      --------
Interest, loan fees, and dividend income          $ 38,247      $ 36,786
Interest expense                                    11,475        14,113
                                                  --------      --------
      NET INTEREST INCOME                           26,772        22,673
                                                  --------      --------
Provision for loan losses                               --            --
                                                  ========      ========
      NET INTEREST INCOME AFTER
          PROVISION FOR LOAN LOSSES                 26,772        22,673
                                                  ========      ========
NONINTEREST INCOME:
      Service charges on deposit accounts            2,995         3,004
      Securities gains/(losses), net                  (101)        1,564
      Other income                                     727           652
                                                  --------      --------
          Total noninterest income                   3,621         5,220
                                                  --------      --------
NONINTEREST EXPENSE:
      Salaries and employee benefits                 7,212         7,842
      Net occupancy                                    963           930
      Data processing                                  639           590
      Depreciation - furniture & equipment             377           412
      Other expenses                                 2,474         2,481
                                                  --------      --------
          Total noninterest expense                 11,665        12,255
                                                  --------      --------
Income before income taxes                          18,728        15,638
Income tax expense                                   6,261         5,170
                                                  --------      --------
NET INCOME                                        $ 12,467      $ 10,468
                                                  ========      ========

EARNINGS PER COMMON SHARE:
      Basic                                       $   0.88      $   0.74
      Diluted                                     $   0.88      $   0.73

WEIGHTED AVERAGE COMMON AND COMMON
      EQUIVALENT SHARES OUTSTANDING                 14,227        14,304
                                                  ========      ========

AVERAGE BALANCE SHEETS AND NET INTEREST MARGIN (Unaudited)

                                                                                  THREE MONTHS ENDED MARCH 31
                                                             -----------------------------------------------------------------------
                                                                           2003                                    2002
                                                             ---------------------------------   -----------------------------------
                                                                                       AVERAGE                               AVERAGE
                                                               AVERAGE     INTEREST     YIELD/     AVERAGE      INTEREST      YIELD/
(Dollars in thousands)                                         BALANCE     AND FEES     COST       BALANCE      AND FEES      COST
                                                             -----------   --------    -------   -----------    --------     -------
Assets
Earning Assets:
   Liquidity management assets(1)(2)                         $   651,907   $  3,576     2.19%    $   857,871     $ 5,165      2.41%
   Common stocks at the Bank Holding Company(3)                  146,642      1,722     4.70%        162,646       1,548      3.81%
   Loans, net of unearned income(2)(4)                         1,738,076     33,453     7.70%      1,538,849      30,539      7.94%
                                                             -----------   --------              -----------     -------
      Total earning assets                                     2,536,625     38,751     6.11%      2,559,366      37,252      5.82%
Noninterest-earning assets:
   Cash and due from banks -- noninterest-bearing                 78,946                              83,389
   Allowance for loan losses                                     (36,709)                            (40,438)
   Premises and equipment, net                                    28,180                              29,227
   Other assets, including goodwill                               25,689                              24,126
                                                             -----------                         -----------
      Total assets                                           $ 2,632,731                         $ 2,655,670
                                                             ===========                         ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits -- interest-bearing:
   Money market deposits                                       $ 921,760   $  4,014     1.74%      $ 894,242     $ 4,087      1.83%
   NOW deposits                                                  130,656        114     0.35%        116,069         147      0.50%
   Savings deposits                                              163,250        401     0.98%        151,776         559      1.47%
   Brokered certificates of deposit                              244,498      3,714     6.08%        314,627       4,730      6.01%
   Retail certificates of deposit                                392,041      2,890     2.95%        414,320       4,143      4.00%
                                                             -----------   --------              -----------    --------
      Total interest-bearing deposits                          1,852,205     11,133     2.40%      1,891,034      13,666      2.89%

   Borrowings                                                     45,762        342     2.99%         52,516         447      3.40%
                                                             -----------   --------              -----------    --------
      Total interest-bearing liabilities                       1,897,967     11,475     2.42%      1,943,550      14,113      2.90%
Noninterest-bearing liabilities and shareholders' equity:
   Noninterest-bearing deposits                                  220,724                             220,481
   Other liabilities                                              30,854                              38,700
   Shareholders' equity                                          483,186                             452,939
                                                             -----------                         -----------
     Total liabilities and shareholders' equity              $ 2,632,731                         $ 2,655,670
                                                             ===========                         ===========

Interest income and loan fees/average earning assets         $ 2,536,625   $ 38,751     6.11%    $ 2,559,366     $37,252      5.82%
Interest expense/average interest-bearing liabilities        $ 1,897,967     11,475     2.42%    $ 1,943,550      14,113      2.90%
                                                             -----------   --------              -----------     -------      ----
Net interest spread                                                        $ 27,276     3.69%                    $23,139      2.92%
                                                                           ========     ====                     =======      ====

Net interest margin                                                                     4.30%                                 3.62%
                                                                                        ====                                  ====

(1) Liquidity management assets include federal funds sold and securities held at the subsidiary bank.

(2) Interest income on tax-advantaged loans and securities reflects a tax equivalent adjustment based on an income tax rate of 35%.

(3) Dividends on the common stock portfolio reflect a tax equivalent adjustment for the 70% dividend received deduction.

(4) Unremitted interest on nonaccrual loans is not included in the amounts. Includes net interest income derived from interest rate swap contracts.

NET INTEREST INCOME

Net interest income, which is the difference between interest income and fees on earning assets and interest expense on deposits and borrowings, is the major source of earnings for Corus. The related net interest margin represents net interest income as a percentage of the average earning assets during the period.

For the three months ending March 31, 2003, Corus' net interest margin increased by 68 basis points to 4.30% compared to the prior year. This dramatic increase was the result of a combination of two factors. First, loan fees increased, year-over-year, by $3.6 million to $7.1 million for the quarter ended March 31, 2003. Loan fee income is a normal part of our business. The fees typically relate to points paid at closing where the recognition of income is deferred and amortized ratably over the term of the loan. Income recognition associated with these fees is relatively predictable and tends to increase as the overall level of loans increase. Other types of fees, on the other hand, such as those associated with the prepayment of loans or a contingent fee arrangement are less predictable and can result in earnings spikes since recognition of the income is not deferred, but rather recorded when received. Importantly, these fees are as much a part of Corus' business as points, they are simply accounted for differently due to their unpredictable nature.

The other factor, which had a less significant overall impact on the current quarter's net interest margin, but is arguably a stronger indicator of future earnings, is the increased level of loans relative to Corus' other earning assets. As shown in the net interest margin table, average net loans for the first quarter of 2003 grew to $1.74 billion, or 68% of total earning assets, compared to $1.54 billion in 2002, or 60% of total earning assets. This increase is a direct result of strong loan originations.

NONINTEREST INCOME

For the three months ended March 31, 2003, noninterest income decreased by $1.6 million compared to the prior year. The decrease resulted from lower securities gains/losses, as described below. Service charges on deposit accounts and other income had no significant fluctuations between the two periods.

Securities Gains/(Losses), net

For the three months ended March 31, 2003, Corus recorded net security losses of $101,000, compared to $1.6 million of net gains in the first quarter of 2002. The following details the net securities gains/(losses) by source:

                                                         THREE MONTHS ENDED
                                                              MARCH 31
                                                        --------------------
(Dollars in thousands)                                    2003         2002
                                                        -------      -------
Sales of common stocks at Bank Holding Company          $ 7,315      $   951
Charge for "other than temporary" impairment             (8,962)          --
Sales of securities at subsidiary bank                      (70)        (152)
Mark-to-market adjustments on non-hedge derivatives       1,616          765
                                                        -------      -------
Total securities gains/(losses), net                    $  (101)     $ 1,564
                                                        =======      =======

Sales of common stocks at Bank Holding Company

Sales of common stocks at the Bank Holding Company relate to the common stock portfolio of various financial industry companies held at the Holding Company (see page 12 for additional details). During the first quarter of 2003, Corus recognized a $7.3 million gain on security sales from the portfolio. Corus will periodically sell all or part of certain positions in order to take advantage of market opportunities as they arise.

Charge for "other than temporary" impairment

More than offsetting the $7.3 million gain on the sale of securities was a charge of $9.0 million related to "other than temporary" declines in value of certain common stocks held at the Holding Company. It is important to point out that this charge was not as a result of the bank selling the associated stocks, but rather an accounting entry with no cash flow or tax implications. This charge was recorded in accordance with Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" ("FAS 115") and as further defined by the Securities and Exchange Commission Staff Accounting Bulletin No. 59 ("SAB 59").

As background, accounting rules require that investments be categorized as trading, held-to-maturity ("HTM"), or available-for-sale ("AFS"). Trading securities are those securities that are bought and held principally for the purpose of selling them in the near term. HTM securities are those investments which the company has the "positive intent and ability to hold" to maturity. Finally, AFS securities are those investments not classified as either trading or HTM. The common stocks held at the Holding Company are classified and accounted for as AFS securities.

The significance of how an investment is classified is reflected in how unrealized gains/(losses) are treated in the accounting records and thus in the company's financial statements. For trading securities, unrealized gains/(losses) are recorded directly in the income statement each period. This reflects the assumed short-term nature of these investments and the idea that these securities are generally purchased with the objective of generating profits on short-term differences in price. On the other hand, for HTM securities unrealized gains/(losses) are generally not recorded at all under the assumption that any short-term fluctuations in value will ultimately reverse by maturity. The accounting for AFS securities is somewhat of a middle ground between trading and HTM. For AFS securities, changes in market value are recorded each period on the balance sheet, on an after-tax basis directly in equity as an item referred to as Other Comprehensive Income, but these changes in market value are not reflected in the income statement.

An exception to the above guidelines arises when unrealized losses are determined to be "other than temporary" ("OTT"). If an investment is determined to have experienced an OTT decline in value, the loss must then be recognized in the income statement regardless of how the investment is categorized. Indications of OTT declines in value include prolonged periods of consistent unrealized losses or deterioration in the financial condition or near-term prospects of the issuer. Corus' policy for marketable equity securities is to recognize impairment losses on individual securities when the security has been in a loss position at the close of each trading day during six (6) consecutive months as of any quarter end. Lastly, Corus evaluates its investments for OTT declines in value on a lot-by-lot basis, meaning that if there are multiple purchases of a certain security, each purchase is evaluated individually.

Based on an analysis of the equities owned at March 31, 2003, Corus determined that certain lots of three different equity investments had OTT declines in value. This resulted in a $9.0 million charge ($5.85 million after tax) to earnings. At March 31, 2003, Corus had additional unrealized losses in the Holding Company portfolio of approximately $1.0 million, before taxes. Future OTT adjustments are dependent on future equity market values, which are inherently difficult to predict.

With all the preceding being said, it is important to note that while the accounting rules require that we report short-term stock price declines as "other than temporary" losses in the income statement, the reality is stock prices - for even the finest and best-managed companies - rise and fall, sometimes over very extended periods of time (such "extended" periods of times can easily be multiples of a six month timeframe). The fact that a company's shares fall in value for a period as short as six months is neither overly concerning to us nor any reasonable indicator of how the stock may fare in the future. This is profoundly true if the overall stock market has been declining. Conversely, if a stock has been falling in the face of a generally rising market, especially if this has been occurring over a protracted period of time, this poor relative performance may well indicate a genuine problem with the company and its prospects. Regardless, such a fundamental/economic approach is not the way the accounting rules work and we are thus left reporting security losses which bear no relationship to what we perceive to be the future potential of the companies and their shares. Lastly, while we are required to report security losses from these "other than temporary" declines in value, we are not (as alluded to above) allowed to report security gains when the securities recover in value (those book gains are essentially deferred until we sell the stock somewhere down the road). Unfortunately, this is just yet another accounting 'disconnect' that companies, and their investors, must learn to live with.

Mark-to-market adjustments on non-hedge derivatives

Finally, for the three months ended March 31, 2003, the Bank recorded a gain of $1.6 million from what we refer to as mark-to-market adjustments on non-hedge derivatives. Due to their unusual nature, the basis for these gains requires additional explanation.

Like many banks, Corus utilizes derivatives to hedge its interest rate risk. This is accomplished primarily via interest rate swaps (to effectively convert fixed-rate loans to floating rate or vice versa) and interest rate basis swaps (to effectively convert LIBOR-based floating rate loans to Treasury-based floating-rate loans).

As of January 1, 2001, virtually all companies were required to adopt new derivative accounting rules (known as SFAS No. 133). These rules require that all derivative instruments be included on the balance sheet at market value. In addition, the rules provide that if a derivative is "paired-off" against specific assets and/or liabilities and also passes an additional succession of tests, then the income statement impact of any periodic changes in the value of the derivative effectively do not need to be reflected on the Company's income statement. Such derivatives are afforded what is termed "hedge accounting" treatment. The rules are enormously complex, but suffice it to say that even though the basis swaps we have entered into are designed to hedge our interest rate risk - that is, regardless of the accounting treatment the basis swaps are economic hedges - they do not qualify for hedge accounting treatment and thus changes in the market value of these instruments must be reflected on our income statement as security gains/(losses). Our interest rate swaps, on the other hand, generally do qualify for hedge accounting.

Since Corus' basis swaps do not qualify for hedge accounting treatment, periodic changes in their market value will appear as security gains/(losses) on the Company's income statement. Since this income does not stem from having actually sold the instruments, it is subject to reversal based on future changes in the market values. In fact, if Corus holds basis swaps to maturity, which we generally do, the value of the instruments will ultimately return to $0. What this means is that the cumulative gains or losses recognized at any point in time are temporary as they will ultimately reverse, such that the cumulative gains and losses over the life of a basis swap will sum to zero.

As of March 31, 2003, Corus has recorded cumulative gains of $6.7 million related to mark-to-market adjustments on non-hedge derivatives. While the portfolio of basis swaps vary both in notional amounts and maturities, they will all have matured by 2008. This means that, absent Corus entering into any additional basis swaps between now and 2008 (although it is likely the Company will put on new basis swaps before then), the previously recognized $6.7 million of security gains will have to "reverse" in the form of $6.7 million of security losses between now and 2008. While management can predict the eventual reversal of these gains, we cannot predict in what periods or in what periodic amounts those reversals will occur.

NONINTEREST EXPENSE

For the first quarter of 2003, noninterest expense decreased by $590,000, compared to the prior year. This decrease is mainly due to the impact of the mark-to-market adjustments associated with the Commercial Loan Officer Commission Program ("the CLO Program"). The CLO Program is a deferred compensation plan and allows for compensation to be deferred in Corus' Common Stock. While the initial commission is expensed when earned, accounting rules require continuous adjustments based on changes in the market value of Corus' Common Stock. The first quarter adjustment was a decrease to salaries and benefits expense of $609,000 compared to an increase of $264,000 in the first quarter of 2002, a variance of $873,000. Therefore, absent the CLO Program mark-to-market adjustments, salary and benefits expense increased slightly for the quarter, driven by higher bonus accruals related to growth in commercial real estate loan originations.

COMMON STOCK PORTFOLIO

At March 31, 2003, Corus had investments in the common stocks of 30 financial industry companies totaling $134.9 million, including net unrealized gains of $42.0 million. These investments are included in the available-for-sale classification. The following is a list of Corus' top 25 holdings, by market value, as of March 31, 2003:

                                                     MARKET     PERCENTAGE OF
CORPORATION                           SHARES HELD    VALUE        PORTFOLIO
-----------                           -----------   --------    -------------
(Dollars in thousands)
Comerica Inc.                           339,300     $ 12,853          9.5%
FleetBoston Financial Corp.             423,960       10,124          7.5
Charter One Financial Inc.              338,538        9,364          6.9
Amsouth Bancorporation                  466,015        9,264          6.9
Citigroup Inc.                          225,000        7,751          5.8
Wachovia Corp.                          223,840        7,626          5.7
JP Morgan Chase & Co.                   319,100        7,566          5.6
MAF Bancorp Inc.                        208,125        7,003          5.2
Bank of America Corp.                    99,873        6,676          5.0
US Bancorp                              268,871        5,103          3.8
South Trust Corp.                       195,900        5,001          3.7
Bank One Corp.                          137,700        4,767          3.5
Merrill Lynch & Co. Inc.                132,000        4,673          3.5
Union Planters Corp.                    143,555        3,774          2.8
Compass Bancshares Inc.                 108,750        3,401          2.5
Morgan Stanley Dean Witter & Co.         82,000        3,145          2.3
Amcore Financial Inc.                   142,500        3,102          2.3
Hibernia Corp.                          154,200        2,615          1.9
Associated Banc Corp.                    80,786        2,612          1.9
Suntrust Banks Inc.                      48,000        2,527          1.9
Fidelity Bancorp Inc.                    82,500        2,444          1.8
Mellon Financial Corp.                  100,000        2,126          1.6
National City Corp.                      74,520        2,075          1.5
Bank of New York Co. Inc.               100,000        2,050          1.5
Mercantile Bankshares Corp.              58,500        1,986          1.5
                                                    --------        -----
Total for 25 highest market values                  $129,628         96.1%

All Others (5 stocks)                                  5,258          3.9
                                                    --------        -----
Total                                               $134,886        100.0%
                                                    ========        =====

During the first quarter of 2003, Corus received dividends on the stock portfolio of $1.3 million, compared to $1.1 million during the first quarter of 2002. See noninterest income section for discussion of treatment of realized and unrealized gains and losses.

LOAN PORTFOLIO

The following table details the composition of Corus' loan portfolio:

                                           MARCH 31, 2003                DECEMBER 31, 2002               MARCH 31, 2002
(Dollars in thousands)                  AMOUNT        PERCENT           AMOUNT       PERCENT          AMOUNT        PERCENT
                                      ----------     ----------      ----------     ----------      ----------     ----------
Commercial real estate:
   Non-construction                   $  995,925             56%     $  989,146             57%     $  779,292             49%
   Construction                          597,375             33         531,612             30         539,462             34
   Mezzanine                              32,585              2          32,092              2          48,201              3
                                      ----------     ----------      ----------     ----------      ----------     ----------
Total commercial real estate           1,625,885             91%      1,552,850             89%      1,366,955             86%
Commercial                                75,619              4          87,631              5          88,941              5
Residential real estate and other         92,977              5         101,488              6         136,872              9
                                      ----------     ----------      ----------     ----------      ----------     ----------
Total loans                           $1,794,481            100%     $1,741,969            100%     $1,592,768            100%
                                      ==========     ==========      ==========     ==========      ==========     ==========

Commercial Real Estate Lending

Commercial real estate loans are comprised of non-construction, construction, and mezzanine loans. The non-construction loans are of relatively short duration, rarely more than five years in length, and usually shorter. Some would call these "bridge" loans or "mini-perms", but the meaning of these labels is not standardized in the lending industry. These loans are fully funded, or nearly so, when the loan closes. Construction loans typically have maturities of 24 to 36 months and are funded throughout the term as construction progresses. Mezzanine loans are essentially second mortgage loans on commercial real estate projects, almost always subordinate to a Corus construction or non-construction loan (as opposed to a third party's). Interest rates charged for mezzanine loans are considerably higher than those charged for typical commercial real estate loans, but they also carry additional risk.

The table above shows commercial real estate loan growth of $73 million or 4.7% for the first quarter of 2003. However this table only includes actual balances outstanding. When commitments are factored in, the growth is even more significant. Commitments include unfunded loan amounts, commitment letters and letters of credit.

The table below shows a reconciliation of commercial real estate loans outstanding to the total including commitments.

COMMERCIAL REAL ESTATE LOANS OUTSTANDING INCLUDING COMMITMENTS

                             MARCH 31, 2003                DECEMBER 31, 2002             MARCH 31, 2002
(Dollars in thousands)   AMOUNT         PERCENT         AMOUNT         PERCENT         AMOUNT         PERCENT
                       ----------     ----------      ----------     ----------      ----------     ----------
Funded loans, net      $1,625,885             56%     $1,552,850             56%     $1,366,955             64%
Commitments:
 Loans                  1,104,848             38       1,050,808             38         484,124             23
 Commitment letters       166,610              5         152,164              5         256,537             12
 Letters of credit         20,682              1          20,682              1          20,710              1
                       ----------     ----------      ----------     ----------      ----------     ----------
Total                  $2,918,025            100%     $2,776,504            100%     $2,128,326            100%
                       ==========     ==========      ==========     ==========      ==========     ==========

Including commitments, growth for the first quarter of 2003 is $141.5 million, or 5.1%. Corus' commitments are primarily comprised of unfunded commitments under commercial real estate construction loans and commitment letters the Bank has issued on loans that have not yet closed. As highlighted in the table on the following page, the majority of the commitments relate to condominiums, rental apartments, and office building loans.

While committed amounts are useful for period-to-period comparisons, caution should be used in attempting to use commitments as a basis for predicting future outstanding balances.

The following tables break out commercial real estate loans by property type and location:

COMMERCIAL REAL ESTATE LOANS - BY PROPERTY TYPE

(Dollars in millions)                                                      AS OF MARCH 31, 2003
                                            ---------------------------------------------------------------------------
                                                                 LOANS OUTSTANDING                 TOTAL COMMITMENT(1)
                                            # OF               ---------------------              ---------------------
                                            LOANS              AMOUNT           %                 AMOUNT            %
                                            ------             ------          -----              ------           ----
Condo/loft conversion                           28             $  269             17%             $  844             29%
Office                                          28                468             29                 745             26
Hotel                                           43                556             34                 655             22
Rental apartments                               17                148              9                 407             14
Warehouse / Light industrial                    10                 27              2                 101              4
Nursing homes                                    9                 70              4                  70              2
Vacant land                                      4                 32              2                  33              1
Retail                                           3                  5             --                   5             --
Other                                            4                 21              1                  26              1
Loans less than $1 million                     234                 52              3                  54              2
Deferred fees/other discounts                  N/A                (22)            (1)                (22)            (1)
                                            ------             ------          -----              ------           ----
  Total                                        380             $1,626            100%             $2,918            100%
                                            ======             ======          =====              ======           ====

COMMERCIAL REAL ESTATE LOANS - BY MAJOR METROPOLITAN AREA

(Dollars in millions)                                                   AS OF MARCH 31, 2003
                                             --------------------------------------------------------------------------
                                                                LOANS OUTSTANDING                  TOTAL COMMITMENT(1)
                                             # OF             ----------------------              ---------------------
                                             LOANS            AMOUNT             %                AMOUNT            %
                                             -----            -------          -----              ------          -----
California:
 Los Angeles                                    19            $   236             14%             $  486             17%
 San Francisco                                   4                 41              3                 130              4
 San Diego                                       6                 80              5                  99              3
 Sacramento                                      2                 28              2                  76              3
                                             -----            -------          -----              ------          -----
      California Total                           31                385             24                 791             27

Washington D.C.(2)                              17                275             17                 545             19

Chicago                                         42                236             15                 383             13
Chicago-Loans less than $1 million             230                 49              3                  52              2

Miami                                            6                115              7                 276             10

New York City                                   10                137              8                 242              8

Texas:
 Houston                                        13                175             11                 210              7
 Dallas                                          1                 15              1                  16              1
 San Antonio                                     1                  6             --                   6             --
                                             -----            -------          -----              ------          -----
Texas Total                                     15                196             12                 232              8

Other (3)                                       29                255             15                 419             14
Deferred fees/other discounts                  N/A                (22)            (1)                (22)            (1)
                                             -----            -------          -----              ------          -----
Total                                          380            $ 1,626            100%             $2,918            100%
                                             =====            =======          =====              ======          =====

(1) Includes both funded and unfunded commitments, letters of credit, and outstanding commitment letters.

(2) Includes northern Virginia and Maryland loans.

(3) No other metropolitan area exceeds three percent of the total.

The following table breaks out commercial real estate loans by size:

COMMERCIAL REAL ESTATE LOANS - BY TOTAL COMMITMENT

(Dollars in millions)                                             AS OF MARCH 31, 2003
                                                  -----------------------------------------------------
                                                    LOANS OUTSTANDING              TOTAL COMMITMENT(1)
                                     # OF         ----------------------         ----------------------
                                     LOANS        AMOUNT            %            AMOUNT            %
                                    -------       -------        -------         -------        -------
$60 million and above                    12       $   218             13%        $   795             27%
$40 million to $60 million               12           344             21             586             20
$20 million to $40 million               27           446             28             756             26
$1 million to $20 million                95           588             36             749             26
Less than $1 million                    234            52              3              54              2
Deferred fees/other discounts           N/A           (22)            (1)            (22)            (1)
                                    -------       -------        -------         -------        -------
  Total                                 380       $ 1,626            100%        $ 2,918            100%
                                    =======       =======        =======         =======        =======

(1) Includes both funded and unfunded commitments, letters of credit, and outstanding commitment letters.

The following table shows the locations of new loans originated during the first quarters of 2003 and 2002:

COMMERCIAL REAL ESTATE LOAN ORIGINATIONS - BY LOCATION

(Dollars in millions)                        THREE MONTHS ENDED MARCH 31
                          ------------------------------------------------------------
                                     2003                              2002
                          --------------------------        --------------------------
                           # OF                             # OF
                          LOANS     AMOUNT       %          LOANS     AMOUNT       %
                          -----     ------      ----        -----     ------      ----
Washington, D.C.(1)          3       $118         33%         --       $ --         --%
California                   4         99         28           2         95         45
Florida(2)                   1         86         24          --         --         --
New York                     1         10          3           1         --         --
Texas                        1          6          2           2         41         20
Illinois                     3          2          1          12         66         32
Other                        2         31          9           3          6          3
                          ----       ----       ----        ----       ----       ----
  Total                     15       $352        100%         20       $208        100%
                          ====       ====       ====        ====       ====       ====

(1) Includes northern Virginia and Maryland loans.

(2) $70 million maximum outstanding - $7.1 million at the Holding Company and $62.9 million at the Bank.

The commercial real estate markets have been good for many years and Corus has had particularly impressive results. We have actually had, in total, net recoveries on this portfolio over the past 10 years. While our commercial real estate portfolio continues to show minimal delinquencies and virtually no losses, we recognize this sort of performance cannot persist indefinitely.

Other Lending

Commercial loans are primarily loans to Corus' customers in the check cashing industry. Balances fluctuate based on seasonal cash requirements and are generally secured by the equity of the check cashing operation.

With regard to the remaining portfolio, residential first mortgage and home equity loan balances continue to decline as the Bank implements plans to allow these portfolios to "run-off." Minimal new originations are expected.

ASSET QUALITY

Nonperforming Assets

Nonperforming loans are nonaccrual loans, troubled debt restructurings and 90 days or more past due loans still accruing interest. The breakdown by loan category is shown below:

                                         MARCH 31     December 31      March 31
          (Dollars in thousands)           2003           2002           2002
                                         -------      -----------      --------
Nonaccrual loans:
 CRE Non-construction                    $    --        $    --        $    --
 CRE Construction                             --             --             --
 CRE Mezzanine                             1,780          4,504             --
 Commercial                                    7             --             --
 Residential real estate and other           193            304            752
                                         -------        -------        -------
Total nonaccrual                           1,980          4,808            752

Troubled debt restructurings:
 CRE Non-construction                         --             --             --
 CRE Construction                         12,108             --             --
 CRE Mezzanine                                --             --             --
 Commercial                                   --             --             --
 Residential real estate and other            62             62             63
                                         -------        -------        -------
Total troubled debt restructurings        12,170             62             63

Loans 90 days or more past due:
 CRE Non-construction                         --             --            794
 CRE Construction                             --             --             --
 CRE Mezzanine                                --             --             --
 Commercial                                   --             --             --
 Residential real estate and other         1,694          1,648          2,497
                                         -------        -------        -------
Total 90 days or more past due             1,694          1,648          3,291

Total nonperforming loans:
 CRE Non-construction                         --             --            794
 CRE Construction                         12,108             --             --
 CRE Mezzanine                             1,780          4,504             --
 Commercial                                    7             --             --
 Residential real estate and other         1,949          2,014          3,312
                                         -------        -------        -------
Total nonperforming loans                 15,844          6,518          4,106
 Other real estate owned                     228            800          1,348
                                         -------        -------        -------
Total nonperforming assets               $16,072        $ 7,318        $ 5,454
                                         =======        =======        =======

Nonperforming loans/Total loans             0.88%          0.37%          0.26%
Nonperforming assets/Total assets           0.62%          0.28%          0.21%

Total nonperforming assets increased compared to December 2002 by $8.8 million to $16.1 million due to the increase in commercial real estate Troubled Debt Restructurings ("TDR's"). A TDR is a loan that was restructured in such a way as to provide the borrower with some form of concession relative to market absent a concession from the borrower that is deemed to be approximately proportionate to the lender's concession. Typically, the lender's concession is in the form of a lower interest rate, an extended term or forgiven principal or interest. A borrower's concession often comes in the form of additional loan paydowns and/or additional collateral.

A TDR oftentimes results from situations where the borrower is experiencing financial problems and expects to have difficulty complying with the original terms of the loan. However, once the loan is restructured in a TDR, the prospects of collecting all principal and interest on that loan generally improve (as the borrower's loan rate and, thus, loan payments are reduced), albeit at somewhat less favorable terms to the lender. However, the point to remember is that once a loan becomes a TDR, it generally becomes a safer loan.

With that said, Corus is required to report the balance of any TDR's under the nonperforming asset category which would seem to imply, in some way, that these loans are not performing. However the two loans - one is an office loan and the other a residential development loan - that constitute the $12.1 million TDR balance are not only both current in terms of required payments, but also are considered to be well collateralized. Management will continue to monitor these loans closely.

Potential Problem Loans

In addition to those loans disclosed under the preceding Nonperforming Assets section, management identified, through their problem loan identification system, certain other loans in the portfolio where known information about possible credit problems of borrowers causes management to have serious doubts as to the ability of such borrowers to comply with the present loan repayment terms and which may result in future disclosure of such loans as nonaccrual, past due, or troubled debt restructurings. As of March 31, 2003, the principal amount of these loans was $32.8 million, driven primarily by two hotel loans totaling $24.9 million. The overall level of potential problem loans compares favorably to the amount reported as of December 31, 2002. The decrease reflects the improved outlook management has with regard to certain loans as well as the impact of both payoffs and paydowns of loans previously listed as potential problems. In addition, loans totaling approximately $12 million which were previously listed as potential problem loans are now classified as TDR's and as such are included in the nonperforming asset section above.

Allowance for Loan Losses

A reconciliation of the activity in the allowance for loan losses is as follows:

                                                THREE MONTHS ENDED
                                                     MARCH 31
                                         -------------------------------
(Dollars in thousands)                       2003                2002
                                         -----------         -----------
Balance at beginning of period           $    36,629         $    40,457
 Provision for loan losses                        --                  --
 Charge-offs                                  (1,937)               (635)
 Recoveries                                      825                 422
                                         -----------         -----------
Balance at March 31                      $    35,517         $    40,244
                                         ===========         ===========

Loans at March 31                        $ 1,794,481         $ 1,592,768
                                         ===========         ===========
Allowance as a percentage of loans              1.98%               2.53%
                                         ===========         ===========

Net (Charge-off) / Recovery Detail

                                          THREE MONTHS ENDED
                                               MARCH 31
                                        ----------------------
(Dollars in thousands)                    2003           2002
                                        -------        -------
 Overdraft - Check Cashing              $  (767)       $    --
 Commercial - Check Cashing                (434)             1
 Commercial real estate                      --             --
 Residential real estate and other           89           (214)
                                        -------        -------
Total Net Charge-offs                   $(1,112)       $  (213)
                                        =======        =======

During 2002 Corus experienced its first losses in nearly twenty years related to our business of servicing the check cashing industry with charge-offs of $3.2 million. Furthermore, in our 2002 Annual Report we estimated potential additional charge-offs of $1.5 million. During the first quarter of 2003, Corus charged off the previously estimated $1.5 million, but recovered approximately $340,000 of previously charged off amounts, resulting in a net charge-off of $1.2 million. We are continuing to work with these customers and are hopeful that additional recoveries can be made. Excluding the aforementioned amounts, the Company had net recoveries of $89,000.

FUNDING/LIQUIDITY

Corus' policy is to ensure the availability of sufficient funds to accommodate the needs of borrowers and depositors at all times. This objective is achieved primarily through the maintenance of liquid assets. Liquid assets are defined as federal funds sold and marketable securities that can be sold quickly without a material loss of principal.

The liquidity to fund loan commitments will first come from normal paydowns/payoffs of the existing loan portfolio and then, to the extent necessary, from additional issuance of brokered certificates of deposit ("BRCD"). A portion of Corus' current loan funding comes from BRCD and to the extent that total loans outstanding grow in the future, management expects to fund much, if not all, of that growth with BRCD. In order to avoid the liquidity risk of an overly significant portion maturing during any given year, Corus works to have the BRCD maturities staggered, ranging from 1 to 5 years. To further mitigate liquidity risk, Corus' liquidity policy requires that the Bank hold more liquid assets as the level of BRCD increases. As of March 31, 2003, BRCD totaled $229 million. The Bank has established a BRCD limit such that BRCD will not exceed 33% of total deposits (i.e., retail deposits and BRCD). Based on current deposit levels, this implies a maximum amount of BRCD of $850 million.

OTHER BORROWINGS

On June 26, 2001, Corus entered into an agreement to borrow $70 million, consisting of a term note in the amount of $50 million and a revolving note in the amount of $20 million, both at an effective interest rate equal to LIBOR plus 150 basis points, adjusted quarterly. As of March 31, 2003, the term note and revolving credit line had outstanding balances of $43.0 million and $180,000, respectively.

Both loans mature on June 25, 2004, and either loan may be prepaid essentially without penalty. The term loan requires quarterly repayments of $1 million beginning September 30, 2001. Interest is payable quarterly. In addition, a fee at an annual rate of 1/4 % of the average unused revolving note commitment is due quarterly.

COMMERCIAL REAL ESTATE "RISK" & CAPITAL DISCLOSURE

The following disclosure is not computed in accordance with Generally Accepted Accounting Principles ("GAAP") and is considered a non-GAAP disclosure. Management believes that this presentation, while not in accordance with GAAP, provides useful insight into how management analyzes and quantifies risk and determines the appropriate level of capital.

Management has made a concerted effort to distill the numerous objective, as well as subjective, risks inherent in the commercial real estate ("CRE") loans we originate into a rigorous system to analyze and quantify risk. At its core, this system takes the form of management and loan officers estimating a loan's Probability of Default ("POD") and its Loss Given Default ("LGD") if a serious recession should occur. This point bears repeating - the POD and LGD estimates are not based on today's market conditions, instead they are arrived at by "stressing" all major assumptions regarding the cash flow and/or values of the underlying real estate down to levels that could manifest themselves during a "serious" recession. As a proxy, we use, among other things, the extreme declines in CRE property values witnessed during the late 1980's and early 1990's. Typically, we assume that office and hotel projects will be worth only 50% to 60% of their cost (not appraised value) and we typically assume that rental and for-sale housing will be worth 60% to 80% of cost. Keep in mind that while these are the typical discounts, each loan is analyzed individually and may have discounts larger or smaller than mentioned above. Lastly, it is important to realize that we could well have nonperforming loans and/or charge offs in economic conditions outside of a "serious" recession.

Following is a table that summarizes the total size of our CRE loan portfolio, the weighted average POD and LGD percentages and the resulting implied CRE loans that could default and losses that could occur.

(Dollars in millions)                                       3/31/03         12/31/02        3/31/02
                                                           ---------       ----------      ---------
CRE LOANS & UNFUNDED COMMITMENTS
CRE loans outstanding                                       $ 1,626         $ 1,553         $ 1,367
Unfunded Commitments                                          1,292           1,224             761
                                                            -------         -------         -------
   CRE Loans + Unfunded Commitments                         $ 2,918         $ 2,777         $ 2,128
                                                            =======         =======         =======

POTENTIAL DEFAULTS & LOSSES
CRE Loans + Unfunded Commitments                            $ 2,918         $ 2,777         $ 2,128
Weighted average Probability of Default (POD)(1)               14.1%           14.9%           16.9%
                                                            -------         -------         -------
   Potential CRE Loans that could default                       411             414             359
Weighted average Loss Given Default (LGD)(1)                   16.9%           17.4%           21.8%
                                                            -------         -------         -------
   Potential losses that could occur                        $    69         $    72         $    78
                                                            =======         =======         =======

NONPERFORMING & NONACCRUAL LOANS
Potential CRE loans that could default                      $   411         $   414         $   359
Potential losses that could occur                               (69)            (72)            (78)
                                                            -------         -------         -------
   Potential remaining CRE NPL balances                         342             342             281
Percentage that could be nonaccrual                             100%            100%            100%
                                                            -------         -------         -------
   Potential nonaccrual CRE NPL balances                    $   342         $   342         $   281
                                                            =======         =======         =======

POTENTIAL "LOST" INTEREST INCOME
Potential losses that could occur                           $    69         $    72         $    78
Potential remaining CRE NPL balances                            342             342             281
                                                            -------         -------         -------
   Total CRE loans no longer accruing interest                  411             414             359
Assumed average CRE loan interest rate (2)                      5.8%            6.3%            6.7%
                                                            -------         -------         -------
   Potential total "lost" interest income (per annum)       $    24         $    26         $    24
                                                            =======         =======         =======


(1) The POD and LGD estimates are not based on today's market conditions, instead they are arrived at by "stressing" all major assumptions regarding the cash flow and/or values of the underlying real estate down to levels that could manifest themselves during a "serious" recession.

(2) The assumed average CRE loan interest rate was the rate at the time of the analysis period, and does not attempt to project future interest rates.

Management believes that the declines in the POD and LGD factors from March 31, 2002 to March 31, 2003 reflect, in aggregate, a safer portfolio. While there are a multitude of factors that go into management's determination of what makes a loan "safer," one of the most important variables is the size of the loan as compared to the cost of the project.

The above figures are a critical piece of the output from the Bank's internal "risk" identification system, however, the system would be incomplete if these risks did not assist in calculating an appropriate level of risk-adjusted capital for the Bank to maintain, but they do. Broadly speaking, the capital the Bank allocates to CRE loans can be split into three interrelated, but distinct, categories.

The first, and largest component, is that for the Bank to receive the highest regulatory capital rating, known as well-capitalized, $226 million of capital must be kept against our $1.6 billion of CRE loans on the balance sheet and the $1.3 billion of CRE related commitments (comprised of unfunded construction loans and outstanding commitment letters) as of March 31, 2003. The well-capitalized designation is very important in numerous respects; among other things, being below well-capitalized could potentially increase the Bank's FDIC premiums and adversely affect its ability to issue brokered certificates of deposit or pay dividends to the holding company.

The second component is driven off of the POD and LGD factors. As shown above, total potential charge-offs under a serious recession, based on March 31, 2003 balances, are calculated at $69 million. Assuming certain IRS guidelines are followed, charge-offs are fully tax-deductible. Therefore, the potential $69 million of charge-offs would translate into an after-tax decrease in equity of $45 million.

The third, and last, component is a "cushion" over and above the regulatory well-capitalized minimums - this cushion was approximately $44 million as of March 31, 2003.

These three components of capital allocated to CRE loans totaled $315 million as of March 31, 2003. Lastly, the Bank has various non-CRE loans, commitments, and other items that require additional capital of $34 million, thus yielding a grand total capital goal of $349 million. The Bank had actual regulatory capital (Bank equity less goodwill plus a portion of the allowance for loan losses) of $423 million at March 31, 2003, or $74 million in excess of our capital goal.

TOTAL CAPITAL CALCULATION - BANK ONLY                                 3/31/03                   12/31/02                  3/31/02
                                                                      -------                   --------                  -------
(Dollars in millions)
Total Bank Capital                                                     $ 398                      $ 391                    $ 363
+ Allowance for loan losses (less disallowed portion)                     32                         32                       27
- Goodwill and Other                                                      (7)                        (9)                      (5)
                                                                       -----                      -----                    -----
   Total Bank Regulatory Capital                                       $ 423                      $ 414                    $ 385
                                                                       =====                      =====                    =====

Regulatory capital required to achieve
  well-capitalized designation                                         $ 226                      $ 215                    $ 174
POD/LGD component for CRE Loans                                           45                         47                       52
Cushion for CRE Loans                                                     44                         42                       34
                                                                       -----                      -----                    -----
   Total Capital on CRE Loans                                          $ 315                      $ 304                    $ 260
Non-CRE related capital                                                   34                         37                       43
                                                                       -----                      -----                    -----
   Total Capital Goal                                                  $ 349                      $ 341                    $ 303
                                                                       =====                      =====                    =====

Actual regulatory capital in excess of goal                            $  74                      $  73                    $  82
                                                                       =====                      =====                    =====